EMPLOYMENT SEPARATION,

GENERAL RELEASE OF LEGAL RIGHTS

AND

CONSULTING AGREEMENT

This Employment Separation, General Release of Legal Rights and Consulting Agreement (the “Agreement”), is entered into between Herman W. Moore III (hereinafter, “Moore”) and PGT Industries, Inc., including its affiliates, subsidiaries, predecessors, directors, officers, employees and agents (hereinafter the “Company”). The purpose of this Agreement is to forever resolve all disputes between the Company and Moore, including all disputes concerning Moore’s employment and separation from employment with the Company.

I. STIPULATIONS

1. Moore has been employed by the Company in accordance with the terms and conditions of a certain Employment Agreement, by and between Moore and the Company, effective October 11, 2005 (the “Employment Agreement”).

2. Pursuant to a certain Restricted Stock Award Agreement, dated June 27, 2006 (the “Restricted Stock Award Agreement”) by and between Moore and the Company, Moore was granted an aggregate of 13,241 shares of Restricted Stock (as defined in the Restricted Stock Award Agreement).

3. Effective December 31, 2007 (the “Termination Date”), Moore is voluntarily terminating his employment with the Company.

4. Moore and the Company desire to settle and resolve all disputes and claims relating to the termination of Moore’s employment with the Company and, in connection therewith, are entering into this Agreement.

5. The terms and conditions of the Employment Agreement shall immediately and automatically terminate immediately prior to the effectiveness of this Agreement and shall thereafter be void and have no further force or effect.

6. It is intended that this Agreement be interpreted in the broadest possible manner in favor of forever resolving all disputes between Moore and the Company. The only exceptions to the scope of the legal release executed by Moore in favor of the Company are specifically noted in this Agreement.

7. Moore understands that all payments made by the Company under this Agreement may be subject to tax withholding and reporting obligations and standard payroll deductions for federal and state taxes. The Company, however, makes no representations whatsoever concerning the tax consequences of this Agreement.

II. CONSIDERATION

8. In return for signing this Agreement and for the release of his legal rights, Moore will receive the following severance pay and benefits (collectively, the “Severance Benefits”), some or all of which he is not otherwise entitled to receive:

a. An aggregate lump sum payment in a gross amount equal to the sum of (i) $506,545.67; and (ii) the Consulting Fee (as defined below), which amount shall be due and payable following the expiration of the seven-day revocation period provided for in Paragraph 13 of this Agreement.

b. Outplacement consulting benefits through Lee Hecht Harrison (“LHH”) at the location nearest to Moore. These services include LHH’s “Career Assistance” program, and the Company will make payment directly to LHH.

c. The terms and conditions of the Restricted Stock Award Agreement shall remain in full force and effect, and the restrictions on such shares shall continue to lapse during the Consulting Period, in accordance with the terms of the Restricted Stock Award Agreement; provided, however, that notwithstanding the foregoing, effective as of the Termination Date, (i) all shares of Restricted Stock held by Moore (other than the 13,241 shares granted pursuant to the Restricted Stock Award Agreement) that are subject to forfeiture as of the Termination Date shall be forfeited, and Moore shall have no further right or interest in and to such shares, (ii) all options to purchase common stock of the Company heretofore granted to Moore by the Company (“Options”) that, pursuant to the terms and conditions of the Stock Option Agreement(s) between Moore and the Company, are not exercisable on or prior to the Termination Date, shall immediately terminate as of the Termination Date, and (iii) notwithstanding anything to the contrary in the Stock Option Agreement(s) between Moore and the Company, all Options that are held by Moore as of the Termination Date and are exercisable as of the Termination Date shall continue to be exercisable during the Consulting Period and until the ninetieth (90th) day following expiration of the Consulting Period, but shall otherwise be subject to the terms and conditions of the Stock Option Agreement pursuant to which such Options were granted.

9. Moore acknowledges and agrees that the Severance Benefits to be paid pursuant to this Agreement are in lieu of any severance or other termination benefits payable under the Employment Agreement, or any severance plan or policy of the Company or its affiliates, and Moore shall not be entitled to any other payments or benefits in connection with his termination of employment with the Company other than the Severance Benefits.

III. IMPORTANT NOTICE

10. Because Moore is over age 40, he has special rights under a federal law known as the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act. Under this law, Moore has a right to be free from age discrimination in all aspects of his employment relationship. Moore understands that he is giving up the right to sue the Company for age discrimination by signing this Agreement.

11. Because this is a legally binding agreement, Moore has been advised by the Company to consult a lawyer before signing this Agreement.

12. Moore acknowledges that he has the right to take twenty-one days to decide whether or not to sign this Agreement and give up his legal rights. If Moore signed before the expiration of twenty-one days, he was not required to do so and could have taken the entire twenty-one days to consider this Agreement.

13. Moore also has the right to revoke this Agreement within seven days after signing it. Such revocation must be in writing addressed to, and received by, Mick Ferrucci (facsimile (941) 480-2767). If this Agreement is revoked, however, Moore will not be entitled to any of the Severance Benefits provided for in this Agreement.

IV. AGREEMENT AND GENERAL RELEASE IN FAVOR OF THE COMPANY

14. Moore generally releases the Company (as defined in this Agreement, which includes its affiliates, subsidiaries, predecessors, directors, officers, employees and agents) from all claims and obligations of whatever nature or kind, including all claims related to Moore’s employment and separation from employment with the Company.

15. The claims Moore is giving up by signing this Agreement include, but are not limited to:

a. All claims that Moore may have against the Company under the laws of any state, including but not limited to claims relating to Moore’s employment by the Company or the termination thereof and claims for breach of contract (express or implied), misrepresentation, fraud, defamation, claims for unpaid wages, or any claims of fraud or misrepresentation in connection with the negotiation and execution of this Agreement;

b. All claims for alleged personal injuries sustained;

c. All claims that Moore may have against the Company for alleged age discrimination in employment under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, if based in whole or in part upon acts, occurrences or omissions that occurred before the effective date of this Agreement, or that relate in any way to Moore’s employment or discharge from employment;

d. All claims that Moore may have alleging discrimination in employment arising under federal or state laws;

e. All claims arising under the Employee Retirement Income Security Act (“ERISA”), except future rights to enforce vested benefits of employment, if any; and

f. All claims related to the Employment Agreement.

16. This release in favor of the Company is intended to be construed in the broadest possible manner to effectuate the intent of the parties that all disputes between Moore and the Company are forever resolved, subject only to the following exceptions which are to be narrowly construed:

a. Workers compensation claims to the extent such claims cannot be released under state law without the approval of a court of competent jurisdiction;

b. Rights to retirement benefits previously vested by operation of law pursuant to the terms of the Company’s 401K plan;

c. Rights to unemployment compensation benefits under state law to the extent such claims cannot be waived in an agreement between the parties; and

d. Actions to enforce the terms of this Agreement to the extent that specific rights and benefits are conferred by same.

V. CONSULTING

17. The Company shall retain Moore, and Moore shall serve the Company, in the capacity of a consultant for a term commencing on the Termination Date and ending on June 28, 2009 (the “Consulting Period”). During the Consulting Period, Moore shall make himself available to perform consulting services for the Company, as reasonably requested by the Company and shall devote his best efforts, skill and attention to the performance of such services, devoting such time thereto as is necessary and appropriate; provided, however, that in no event shall Moore be required to devote more than FIVE (5) hours per week to the performance of such services. Moore shall perform such consulting services as an independent contractor without the power to bind or represent the Company for any purpose whatsoever. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. Moore shall not present himself as an employee of the Company. Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which Moore performs his obligations under this Agreement shall be solely within the discretion of Moore. The Company shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Moore to perform his obligations under this Agreement, and nothing in this Agreement shall be construed to grant the Company any such authority. The Company acknowledges and agrees that: (a) Moore shall not be expected to perform consulting services beyond the scope of his past business experience; and (b) the agreements set forth herein are entered into upon a non-exclusive basis, and Moore shall not be restricted by this Agreement from providing services to any other person or entity so long as such services do not interfere with his performance under this Agreement.

18. For such service, the Company shall pay Moore an aggregate gross amount of NINETY THOUSAND DOLLARS ($90,000) (the “Consulting Fee”).

19. Moore shall not be entitled to participate in any employee benefit plans or otherwise receive any employee benefits during the Consulting Period, other than as specifically provided in Paragraph 8 of this Agreement. Moore hereby acknowledges his separate responsibility for all federal and state withholding taxes, Federal Insurance Contribution Act taxes and workers’ compensation and unemployment compensation taxes, if applicable, and agrees to indemnify and hold the Company harmless from any claim or liability related thereto.

VI. CONFIDENTIALITY/NONCOMPETITION/NON-INTERFERENCE

20. Definitions. The following terms shall be defined as set forth below:

“CONFIDENTIAL INFORMATION” shall mean any and all: (a) trade secrets concerning the business and affairs of the Company or any Affiliate of the Company, product or service specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing, marketing or distribution methods and processes, customer lists, prospective customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a “trade secret” either under common law or as such term is defined by statute under the laws of any applicable jurisdiction; (b) information concerning the business and affairs of the Company or its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; (c) the terms and conditions of this Agreement, and (d) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or Affiliates of the Company, containing or based, in whole or in part, on any information included in the foregoing.

“AFFILIATE(S)” shall mean any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or any other referenced person.

“NONCOMPETITION PERIOD” shall mean a period of time equal to the Consulting Period plus ONE (1) year.

21. Confidentiality

21.1 Acknowledgments by Moore. Moore acknowledges that: (a) as a part of his employment, Moore was afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) the Severance Benefits provided to Moore constitute good and sufficient consideration for Moore’s agreements and covenants in this Section 21; and (e) the provisions of this Section 21 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

21.2 Agreements of Moore. In consideration of the Severance Benefits to be paid or provided to Moore by the Company under this Agreement, Moore covenants as follows:

a. Moore will hold in confidence the Confidential Information and will not use or disclose it to any person except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.

b. Any trade secrets of the Company will be entitled to all of the protections and benefits under applicable trade secret laws. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Moore hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

c. None of the foregoing obligations and restrictions apply to any part of the Confidential Information that Moore demonstrates was or became generally available to the public other than as a result of a disclosure by Moore.

d. In the event that Moore is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Moore shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Moore is nonetheless, in the written opinion of counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Moore may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises Moore to be legally required to be disclosed and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

e. Moore will not remove from the Company’s (or any Affiliate’s) premises any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Moore recognizes that, as between the Company and Moore, all of the Proprietary Items, whether or not developed by Moore, are the exclusive property of the Company. Moore will immediately return to the Company all of the Proprietary Items in Moore’s possession or subject to Moore’s control, and Moore shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

21.3 Disputes or Controversies. Moore recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, Moore, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by written agreement among them.

22. Non-Competition and Non-Interference.

22.1 Acknowledgments By Moore. Moore acknowledges that: (a) the Severance Benefits constitute good and sufficient consideration for Moore’s agreements and covenants in this Section 22; and (b) the provisions of this Section 22 are reasonable and necessary to protect the Company’s business.

22.2 Covenants of Moore. In consideration of the Severance Benefits, Moore covenants that he will not, directly or indirectly:

a. during the Noncompetition Period, (i) solicit business from, or compete with the Company for the business of, any customer of the Company in the same or similar business as the business conducted by the Company; (ii) own, operate, control, finance, manage, advise, be employed or engaged by, perform any services for, invest in or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity, whose activities compete in whole or in part with the activities of the Company or any of its Affiliates in any geographical area in which the Company or any of its Affiliates conducted or conducts its business (a “Competitive Business”); or (iii) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant; provided, however, that Moore may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of securities of any Competitive Business (but without otherwise participating in the activities of such Competitive Business) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; or

b. whether for Moore’s own account or the account of any other person (i) solicit or induce, directly or indirectly, whether or not for consideration, any employee or agent of the Company to terminate his or her relationship with the Company; or (ii) induce or attempt to induce any supplier, contractor or customer of the Company to terminate or adversely change its relationship with the Company or otherwise interfere with any relationship between the Company and any of its suppliers or contractors.

22.3 Enforceability; Notice. If any covenant in Section 22 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Moore. The period of time applicable to any covenant in this Section 22 will be extended by the duration of any violation by Moore of such covenant. Moore will, while the covenants under Section 22 are in effect, give notice to the Company, within ten (10) days after accepting any other employment, of the identity of Moore’s employer. The Company may, at its sole and absolute discretion, notify such employer that Moore is bound by this Agreement and, at the Company’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

VII. OTHER PROVISIONS

23. If Moore violates the terms of this Agreement, the Company shall have the right to seek injunctive relief and monetary relief, including costs and attorneys fees.

24. If the Company does not timely deliver the Severance Benefits, and if Moore prevails in any action to enforce the deliverance of such Severance Benefits, Moore shall be entitled to recover costs and attorneys fees.

25. This Agreement, as it may be amended from time to time, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

26. Except for the release of federal claims, this Agreement shall be governed by the laws of the State of Florida, without regard to conflict of laws principles. The parties agree that any lawsuit between them arising under this Agreement shall be filed in any state or federal court located in Sarasota County, Florida or Tampa, Florida, and each of the parties hereby agrees, acknowledges and submits itself to the exclusive jurisdiction and venue of such courts for the purposes of such lawsuit.

27. This Agreement may be executed in counterparts and signature pages exchanged by facsimile, and each counterpart shall be deemed to be an original, but both counterparts of which shall constitute the same agreement.

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VIII. SIGNATURES

28. Moore understands that this is a legally binding document, acknowledges the sufficiency of consideration, acknowledges that he has been advised to consult with an attorney before signing it, and signs and delivers it voluntarily and knowingly.

PGT INDUSTRIES, INC.	HERMAN W. MOORE III

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